Exhibit 10.10
November 1, 2008
Constantine S. Liollio
4001 Oakbrake Court
Mobile, AL 36693
Dear Dean:
     Pursuant to our discussions, the following shall set forth the employment agreement (this “Agreement”) between Plains All American GP LLC (the “Company”) and Constantine S. Liollio (“Employee”).
1. Employee’s position will be President of PAA/Vulcan Gas Storage, LLC (“PVGS”) with responsibility for the management of PVGS’ overall gas storage activities, including (i) development of optimization, expansion and organic growth opportunities; (ii) targeting assets and entities for acquisition; and (iii) leading the effort to position PVGS to become a publicly traded master limited partnership.
2. Compensation will include:
a.	Base Salary. A monthly salary of $20,833.33, payable semi-monthly.

b.	Participation in a fiscal quarterly bonus pool (“QBP”). The QBP will be determined by the President and/or the CEO of the Company based on the business unit’s financial performance. In the event that there is a loss in any quarter, such amount shall be recouped before earnings in a subsequent quarter are eligible for participation in the QBP. The President and/or CEO of the Company will determine the allocation of the QBP among the employees in the business unit. Employee’s participation in the QBP shall be guaranteed at a minimum of $85,000 for each of the first four quarters of employment.

c.	Participation in the Company’s discretionary annual bonus pool (“ABP”). The amount, if any, of the ABP and the amount therefrom allocable to Employee shall be based on the performance of Employee and PVGS with a target of 225% of the annual Base Salary. Allocations from the ABP will be payable, assuming continued employment, in the following increments: within 75 days of the end of any Storage Year (for any year, defined as the period beginning April 1st and ending March 31st), 60% of the bonus awarded for such Storage Year; 20% of the bonus for the prior Storage Year, and 20% of the bonus for the Storage Year two years prior.

d.	Employee will receive a grant of 60,000 Phantom Units under the Company’s Long-Term Incentive Plan. The grant will have change of control language consistent with the grants to senior officers of the Company, provided that the vesting upon the occurrence of a change of control and a change of status will apply to (i) one-third of the Phantom Units during the first year of service, (ii) two-thirds during the second year of service and (i) one hundred percent starting in the third year of service. The grant will include distribution equivalent rights (“DER”). The Phantom Units will vest in increments equal to 1/3 of the original grant on the later to occur of (i) November 15, 2010 and the date on which Plains All American Pipeline, L.P. (“PAA”) pays a distribution at an annualized rate of $3.85; (ii) November 15, 2012 and the date on which PAA pays a distribution at an annualized rate of $4.10 and (iii) November 15, 2013 and the date on which PAA pays a distribution at an annualized rate of $4.35. The DERs will vest in 20% increments upon reaching annualized distribution levels of $3.80, $3.90, $4.00, $4.10 and $4.20. In the event an initial public offering is completed prior to achievement of either the performance or time related benchmarks, Employee and Company shall use commercially reasonable efforts to agree upon a substitute equity compensation arrangement for the applicable portion of such arrangement that aligns Employees interests directly with the new publicly traded entity.
4. Monthly expense reimbursements will include reasonable and legitimate business travel and entertainment expenses including membership dues at one country club or athletic club.
5. Other benefits will include: (i) four weeks paid vacation, (ii) up to 10 days sick leave with pay, (iii) participation in the Company’s 401(K) Plan and (iv) participation in the Company’s insurance benefit program.
6. Termination.
a.	If the Company causes this agreement to terminate for any reason except for Cause or as set forth in paragraph 6c below, Employee’s monthly base salary will be continued for a period that is the greater of: (i) if more than twelve months remain in the unexpired portion of the initial term, the remainder of the initial term of this agreement as provided in paragraph 8 or (ii) if less than twelve months remain in the unexpired portion of this agreement, twelve months. Upon payment of such amounts, the Company shall not have any further obligation to Employee.

b.	For purposes of this agreement, Cause shall include: (i) gross negligence or willful misconduct by the Employee, (ii) a breach of the Confidentiality Agreement (defined below), or (iii) a breach of any of the provisions of paragraph 12 below.

c.	In the event Company causes this Agreement to terminate within 180 days following a “Change in Control,” within thirty (30) days of such termination the Company shall pay Employee an amount equal to one million five hundred thousand dollars ($1,500,000).

d.	For purposes of this Agreement, “Change in Control” shall conclusively be deemed to have occurred on the date when any person, (other than Plains All American Pipeline, L.P. or Vulcan Gas Storage LLC or any of their affiliates) becomes the owner, directly or indirectly, of 50.1% or more of the membership interest in PVGS (or its successor or assignee) or (ii) the persons who own membership interests in

PVGS (or its successor or assignee) on the date hereof cease to beneficially own, directly or indirectly, more than 25% of the membership interest in PVGS in the aggregate.

e.	In the event Employee causes this Agreement to terminate, the Company shall not have any further obligation to Employee (and the obligations under paragraphs 6.a. or 6.c. will not apply), other than payment for accrued wages earned and accrued vacation.
7. Contemporaneously with the execution of this Agreement, Employee and the Company shall execute a Confidential Information and Non-Solicitation Agreement (the “Confidentiality Agreement”) substantially in the form of Exhibit “A” attached hereto. The rights and obligations set forth in the Confidentiality Agreement shall survive the termination of this Agreement, even if this Agreement is terminated pursuant to the terms of paragraph 6, above.
8. Unless terminated earlier pursuant to the provisions of paragraph 6 above, this Agreement shall have a term of thirty-six months beginning November 1, 2008.
9. Employee represents that (i) execution of this Agreement will not violate the terms of any Agreement to which Employee is currently bound, and (ii) Employee is not subject to an existing confidentiality, non-compete or similar type Agreement that would prevent, limit or otherwise encumber Employee’s ability to perform his job with the Company.
10. Upon termination of this Agreement for any reason, Employee shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Company. Employee shall also furnish to Company all work in progress or portions thereof, including all incomplete work.
11. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. If the parties determine that any payments or benefits to be made or provided hereunder do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.
12. Notwithstanding the foregoing, this Agreement is subject to and contingent upon a satisfactory background check in which information that Employee has provided regarding items such as education, work experience, criminal record and professional credentials will be verified. Employee may be asked to provide additional information or assist in the process if Company encounters any difficulties in the verification of this information. If any of the information is found to be untrue or misrepresented, this offer will be withdrawn, or, if employed, Employee’s employment will be terminated.

13. By accepting this offer, Employee agrees that he shall at all times:
a.	adhere to the Company’s Trading and Risk Management Policies and Procedures,

b.	adhere to the Company’s Code of Business Conduct, and

c.	not misrepresent nor conceal information regarding transactions from senior management or any person responsible for the accurate recording and reporting of each transaction.
If the foregoing meets with your understanding of our agreement, please execute, date and return one original Agreement for our files.

Very truly yours, PLAINS ALL AMERICAN GP LLC
By:	/s/ Harry N. Pefanis
	Name:	Harry N. Pefanis
	Title:	President and COO

Agreed to and accepted
this 1st day of November, 2008

/s/ Constantine S. Liollio
Constantine S. Liollio

“Exhibit A”
CONFIDENTIAL INFORMATION
AND NON-SOLICITATION AGREEMENT
     This AGREEMENT is effective as of the 1st day of November, 2008, between Plains All American GP LLC for itself and on behalf of its affiliates including PAA/Vulcan Gas Storage, LLC (all referred to as the “Company”), and Constantine S. Liollio (the “Employee”).
WITNESSETH:
     WHEREAS, the Company’s business includes the purchase, sale, exchange, trading, storage and gathering of crude oil and the storage of natural gas in the United States and Canada (including offshore production) and in Federal Waters in the Gulf of Mexico, (the “Region”); and
     WHEREAS, the Company’s relationship with its customers is special and unique and is based upon valuable and confidential information concerning such customers, the decision processes used by such customers, the storage use patterns of such customers, special contract requirements of such customers, and other special information concerning such customers, all of which was developed by the Company over time and at substantial expense to the Company, and all of which constitute trade secrets of the Company (“Trade Secrets”); and
     WHEREAS, contemporaneously with the execution of this Agreement, the Company has entered into an Employment Agreement (the “Employment Agreement”) substantially in the form of Exhibit “A” attached hereto, for the benefit of the Employee;
     NOW, THEREFORE, in consideration of the Company entering into the Employment Agreement, the Employee and the Company agree as follows:
     1. Confidentiality. Recognizing that the success of the Company’s business will depend upon the protection of the Trade Secrets and that the Employee now has, and during the course of his employment may develop, Trade Secrets for the benefit of the Company or other information and data of a secret or proprietary nature of the Company that the Company wishes to keep confidential, the Employee agrees that:
     (a) The Company has exclusive property rights to all Trade Secrets. Except as required in the performance of his duties to the Company, the Employee will not at any time during or after the term of his employment, directly or indirectly (i) communicate, disclose or disseminate any Trade Secrets or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its customers, business methods and services (“Confidential Information”) to any person other than officers and employees of the Company who are authorized to receive such information or (ii) use any Trade Secrets or Confidential Information other than as may be necessary for the Employee to perform his duties for the Company.
     (b) With respect to Trade Secrets and other Confidential Information, the Employee’s obligations under paragraph 1(a) shall continue until the earlier of two years after the Employee’s termination of employment (whether during the term of the Employment Agreement or thereafter) with the Company or such information has been made available generally to the public either by the Company or by a third party with the Company’s consent.
     (c) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Trade Secrets or Confidential Information made or compiled by the Employee at any time or made available to him prior to or during the term of his employment by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by the Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by the Employee on the termination of his employment or at any other time on the request of the Company.
     (d) Without limiting the foregoing, the Employee may, following the termination of his employment with the Company, use the general skills, knowledge and experience that he learned or developed during his employment by the Company.
     2. Non-solicitation. If the Employee chooses to leave the Company or if his employment with the Company is terminated for any reason, (whether during the term of the Employment Agreement or thereafter) the Employee will not for a period of two years following such termination, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity (i) solicit or assist in the solicitation of marketing of natural gas storage services to any customer of the Company during the one year period prior to the termination of the Employee’s employment with the Company or (ii) take away, employ, or endeavor to employ any person who is an employee of the Company or any of its subsidiaries or affiliates. During any period in which the Employee is in breach of this convenant, the time period of this covenant shall be extended for the amount of time during which such breach continues.
     3. Ancillary Agreement. The Employee acknowledges and represents to the Company that the agreement in paragraph 2 is ancillary to the agreement in paragraph 1, and the restrictions contained in paragraph 2 do not impose a greater restraint than is necessary to protect the interest of the Company in securing its Trade Secrets and Confidential Information.

     4. Specific Enforcement; Legal Fees. The Employee acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the Company, and that injunctive relief, as well as damages, would be appropriate. In the event of litigation between the parties as to which a breach of this Agreement is pleaded as a claim or defense, the prevailing party shall be entitled (in addition to any other relief to which it may be entitled) to an award of costs of court and reasonable attorneys’ fees and expenses incurred in such litigation.
     5. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs, legal representatives, successors and assigns of the parties hereto.
     6. Prior Agreements; Severability. This Agreement supersedes those provisions of any prior agreement that covers the same subject matters as this Agreement. Wherever there is any conflict between any provision of this Agreement and any statute,’ law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice.
     7. Other Activities. Employee shall not engage in any activity during the term hereof which is inimical to the best interest of Company.
     8. Governing Law. This agreement shall be interpreted and enforced in accordance with the laws of the State of Texas applicable to agreements entered into and performed entirely in Texas by residents of Texas.